Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President and CFO
517/372-9200

Neogen reports 38% increase in quarterly net income

LANSING, Mich., March 29, 2010 – Neogen Corporation (NASDAQ: NEOG) announced today that its net income for the third quarter of FY 2010, which ended Feb. 28, increased 38% from the previous year to $3,881,000. Adjusted for a 3-for-2 stock split effective Dec. 15, net income in the quarter rose to $0.17 per share, compared to the prior year’s $0.12.

Third quarter revenues increased 21% to $33,833,000, a record third quarter for the 27-year-old company, compared to the prior year’s $27,840,000. Year to date, nine-month revenues increased 15% in the current fiscal year to $101,431,000 from FY 2009’s $87,831,000. Current year-to-date net income for the same nine-month period increased 23% to $12,887,000 from $10,457,000 in FY 2009, or to $0.56 per share compared to the prior year split-adjusted amount of $0.46 per share.

“We are very pleased to report our exceptional third quarter results, especially considering that many of our customers have been under severe economic stress,” said James Herbert, Neogen’s chief executive officer and chairman. “The broad-based nature of our organic growth, and operating results, indicate significant progress in continuing our plan to ensure long-term growth. I’m very proud of our management team and employee group.”

The third quarter was the 68th consecutive profitable quarter from operations for the company, and the 72nd quarter of the past 77 quarters to show increased revenues as compared with the previous year—including the last 20 consecutive quarters.

“It was especially gratifying to see that a significant portion of our third quarter growth was due to increases in same-store sales of key products, including mycotoxin diagnostics and dehydrated culture media on our Food Safety side, and vitamin injectables and biosecurity on our Animal Safety side,” said Lon Bohannon, Neogen’s president and chief operating officer. “The outbreak of vomitoxin in last fall’s corn harvest created a substantial opportunity and we were able to quickly ramp up production to meet the increased demand for test kits to detect this harmful mycotoxin. We believe our quick response to the vomitoxin outbreak is a perfect example of the superior customer and technical service that sets us apart from our competitors.”

For the quarter, operating income increased 61% to $5,749,000, and for the first nine months of the company’s 2010 fiscal year, Neogen’s operating income improved 32% to $19,921,000. Expressed as a percentage of revenues, year-to-date operating income for the current fiscal year improved to 19.6% compared to 17.2% in the prior year. Gross margins in the third quarter and for the first nine months of the 2010 fiscal year were 51.6% and 52.5% of sales respectively, compared with 46.8% and 50.0% for the same periods in the prior year.

“The company continued to generate exceptional cash flow from operations with year-to-date totals of nearly $22,000,000,” said Richard Current, Neogen’s vice president and chief financial officer. “In fact, despite the $6,500,000 BioKits acquisition during the quarter, February cash levels nearly equaled the levels in November. The primary cash generators were control of asset growth by the operating groups and higher levels of net income.”

The Lansing, Mich.-based Food Safety Division led the company’s third quarter revenue increase, with sales up 39% from $14,173,000 in FY 2009 to $19,718,000 in the current year. For the first nine months of FY 2010, the division’s sales increased 23% over the prior year to $55,640,000. The December 2009 acquisition of Gen-Probe’s BioKits food safety business contributed to the Food Safety Division’s third quarter revenue gain.

Sales growth in Food Safety was broad-based across multiple market segments and product lines for the quarter and on a year-to-date basis. Cool, wet weather experienced in the U.S. corn belt in 2009 led to sharp increases in demand for tests to detect mycotoxins, especially vomitoxin. In the quarter, sales of mycotoxin test kits were particularly strong to customers associated with the production of ethanol. Ethanol producers sell the grain by-products of their process to the animal feed industry, and these by-products can contain concentrated levels of any mycotoxins present in commodity grains used to produce ethanol.

Sales of the company’s Acumedia® dehydrated culture media products significantly improved over FY 2009’s third quarter, as did sales of test kits to detect food allergens and drug residues—including Neogen’s new BetaStar® Combo. Neogen developed BetaStar Combo, which simultaneously detects beta-lactam and tetracycline antibiotic residues in milk, to comply with European Union regulations. Neogen Europe continued its trend of exceptional growth performance in the quarter as Neogen’s food safety products continue to gain market share throughout the E.U.

Sales of capital equipment and disposable vials associated with Neogen’s Soleris® general microbial detection system also exhibited strong growth in the quarter. The Soleris system allows for the accurate detection of spoilage organisms, such as yeast and mold, in much less time than traditional methods.

Third quarter sales of Neogen’s Lexington, Ky.-based Animal Safety Division increased to $14,115,000 in the current year. For the first nine months of FY 2010, the division’s sales increased 7% over the prior year to $45,791,000. The May 2009 acquisition of drug residue testing products from International Diagnostic Systems contributed to the division’s FY 2010 revenue increase.

While the Animal Safety Division’s customers continue to feel the effects of a depressed animal protein market, this division did experience strong increases in sales for a number of products. Sales of rodenticides into domestic markets increased 51% as Neogen continues to grow its market share, and new products gain market acceptance. Sales of vitamin injectables into the livestock market were up 45% over the prior year. Sales of Neogen’s OTC wound treatment products also increased substantially in the current quarter.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Feb. 28		Nine months ended Feb. 28
	2010	2009	2010	2009
Revenue
Food Safety	$19,718	$14,173	$55,639	$45,101
Animal Safety	14,114	13,667	45,791	42,730

Total revenue	33,832	27,840	101,430	87,831
Cost of sales	16,371	14,813	48,177	43,875

Gross margin	17,461	13,027	53,253	43,956
Other expenses
Sales & marketing	6,795	5,422	19,172	17,053
Administrative	3,391	2,769	9,473	8,382
Research & development	1,526	1,265	4,687	3,436

Total other expenses	11,712	9,456	33,332	28,871

Operating income	5,749	3,571	19,921	15,085
Other revenue	32	602	66	1,047

Income before tax	5,781	4,173	19,987	16,132
Income tax	1,900	1,350	7,100	5,675

Net income	$3,881	$2,823	$12,887	$10,457
Net income per diluted share (1)	$0.17	$0.12	$0.56	$0.46

Other information:
Shares to calculate per share (1)	23,188	22,646	23,013	22,617
Depreciation & amortization	$1,119	$942	$3,147	$2,892
Interest income	34	60	68	195
Gross margin (% of sales)	51.6%	46.8%	52.5%	50.0%
Operating income (% of sales)	17.0%	12.8%	19.6%	17.2%
Revenue increase vs. FY 2009	21.5%		15.5%
Net income increase vs. FY 2009	37.5%		23.2%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Feb. 28 2010	May 31 2009
Assets
Current assets
Cash & investments	$31,107	$13,842
Accounts receivable	23,850	23,363
Inventory	31,667	31,363
Other current assets	3,289	3,198

Total current assets	89,913	71,766
Property & equipment	16,948	17,058
Goodwill & other assets	58,439	53,352

Total assets	$165,300	$142,176

Liabilities & Stockholders’ Equity
Current liabilities	$14,619	$9,246
Long-term debt	—	—
Other long-term liabilities	4,339	4,251
Stockholders’ equity-shares outstanding 22,556 in Feb. & 22,105 in May(1)	146,342	128,679

Total liabilities & stockholders’ equity	$165,300	$142,176

(1)	Reflects effect of Dec. 15, 2009, 3-for-2 stock split

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